Exhibit 10.2

Statement of Edward Smolyansky

Morton Grove, IL, July 29, 2022  -- Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway Foods” or the “Company”), a leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, today announced that it has entered into an agreement with Edward and Ludmila Smolyansky.

Mr. Smolyansky said, “I have served Lifeway Foods since 2002, including as chief accounting officer, chief operating officer, secretary and as a director, giving my heart, sweat and tears, and now is the time for me to step away and begin a new chapter in my life. I am 100% happy with the resolution and wish the best for the Company and its shareholders. Additionally, I would like to thank the Company’s greatest asset, its employees, for helping to grow this Company.”